Exhibit (g)2(iii)
AMENDMENT TO THE CUSTODIAN AGREEMENT
AMENDMENT entered into as of this 30th day of June, 2009 to the Custodian Agreement between GMO Trust, a Massachusetts business trust (the “Trust”) on behalf of each series of the Trust (each a “Fund and BROWN BROTHERS HARRIMAN & CO. (“BBH&Co.” or the “Custodian”) dated as of June 29, 2001 (the “Agreement”).
     In consideration of the Custodian’s offering subcustodial services to the Fund in Russia, the Fund and the Custodian agree that the Agreement is hereby amended as follows:
     1. Section 5. Safekeeping of Fund Assets is amended by the addition of the following phrase at the end of said Section:
“The Custodian’s responsibility for safekeeping equity securities of Russian issuers (“Russian Equities”) hereunder shall be limited to the safekeeping of relevant share extracts, duplicate share extracts, and other sufficient evidence of verification from the share registration books maintained by the entities providing share registration services to issuers of Russian Equities (each a “Registrar”) indicating an investor’s ownership of such securities (each a “Share Extract”).”
     2. Section 5.1 Use of Securities Depositories is amended by the addition of the following at the end of said Section:
     “Neither the Custodian nor a Subcustodian shall assume responsibility for, and neither shall be liable for any action or inaction of any Registrar, and no Registrar shall be, or shall be deemed to be the Custodian, a Subcustodian, a correspondent, or the employee, agent or personnel of any of the foregoing. In addition, no Registrar shall be deemed to be a securities depository. Furthermore, neither the Custodian nor a Subcustodian shall assume responsibility for, and neither shall be liable for any loss occasioned by reason of the liquidation, bankruptcy or insolvency of any Registrar.
     The Subcustodian shall maintain a list of Registrars with which it enters into Registrar Contracts and the Custodian or the Subcustodian shall from time to time and upon request inform the Board of Trustees of the Funds of the Registrars which are used and shall on request provide further details of the functions they perform.”

     3. Section 5.4 Book Entry Assets, is amended by the addition of the following at the end of said Section:
     “With respect to Russian Equities, the Custodian shall instruct a Subcustodian to endeavor to assure that registration thereof shall be reflected on the books of the issuer’s Registrar. The Custodian shall not be liable for losses or costs incurred as a result of delays or failures in the registration process, including without limitation the inability to obtain or enforce relevant Share Extracts, provided that the Subcustodian has used reasonable efforts to obtain or enforce such Share Extract. Such registration may be in the name of a nominee of a Subcustodian. In the event registration is in the name of a nominee, each Fund hereby acknowledges that only the Subcustodian or a Securities Depository may give instructions to the Registrar to transfer or engage in other transactions involving the Russian Equities so registered. In the event registration is in the name of a Fund, the Fund will instruct the Registrar at the time the Russian Equities are purchased that only the Subcustodian or a Securities Depository will be authorized to take any action with respect to such Russian Equities. The Subcustodian will present to the Registrar in person the documentation necessary to effect any transaction.
     In order for a Fund to be able to purchase Russian Equities of any issuer, the Registrar with respect to the registration of such Russian Equities must be able and willing to enter into a contract with a Subcustodian (each, a “Registrar Contract”). Such Registrar Contracts shall contain, inter alia, substantially the following contractual provisions:
(i) Regular share confirmations by the Subcustodian: each Registrar Contract will establish the Subcustodian’s right to conduct regular share confirmations on behalf of the Fund. In conducting these share confirmations, a Subcustodian employee or agent will request either a duplicate Share Extract or some other sufficient evidence of verification, which shall include the name of the Subcustodian’s employee or agent conducting the share confirmation, the date and time of verification, the number of shares held in the name of the Fund or nominee reflected on the register, the signature and certification of the Subcustodian’s employee or agent, and, if possible, the signature of an appropriate official of the Registrar, and will determine if the extract reflects the same information as contained in the Subcustodian’s records. For at least the first two (2) years following the Subcustodian’s initial use of a Registrar in connection with an investment by the Fund, the Subcustodian will conduct these share confirmations at least quarterly; thereafter, such share confirmations may be conducted less frequently if the Board of Trustees of the Fund, in consultation with the Subcustodian, determines it is appropriate, but in no event less frequently than annually;
(ii) Re-registrations within set timeframes: each Registrar Contract will obligate Registrars to effect re-registrations within seventy-two (72) hours of receiving the necessary documentation;
(iii) Use of a Subcustodian’s nominee name: each Registrar Contract will establish the Subcustodian’s right to hold shares not held directly in the beneficial owner’s name but in the name of the Subcustodian. The Subcustodian may, subject to the approval of the Fund and after having received all necessary regulatory consent (if any is so required), appoint such additional nominal holders as it deems appropriate. The Custodian and/or the Subcustodian shall be liable to the Fund under this Agreement to the extent that the Fund incurs a loss caused by the conduct of any such nominal holder’s directors, officers, and employees;
(iv) Auditor verification: each Registrar Contract will establish the Subcustodian’s right to obtain direct access by independent auditors of the Subcustodian or its clients to share registers, and
(v) Specification of the Registrar’s responsibilities and liabilities: each Registrar Contract will set forth the Registrar’s responsibilities in relation to distributions and other corporate actions; the Registrar’s liabilities as established under the regulations applicable to the share registration system; and the procedures for making a claim against and receiving compensation from the Registrar in the event that a loss is incurred.

     It is hereby acknowledged and agreed that the Custodian does not represent or warrant that such Registrar Contracts are enforceable; however, the Custodian and Subcustodian shall use best efforts to enforce the above-listed contractual provisions.
     If a Fund instructs the Custodian to settle a purchase of a Russian Equity, the Custodian will instruct a Subcustodian to endeavor on a best efforts basis to re-register the Russian Equity and obtain a Share Extract in a timely manner. Any Registrar Contract will provide that the Registrar will effect re-registration of a Russian Equity to reflect the Fund’s ownership and will issue the Subcustodian a Share Extract reflecting the ownership of all the shares registered.
     After completion of re-registration of a Russian Equity in respect of which a Subcustodian has entered into a Registrar Contract, the Custodian shall instruct the Subcustodian to monitor such Registrar on a best efforts basis and to notify the Custodian upon the Subcustodian’s obtaining knowledge of the occurrence of any of the following events (“Registrar Events”): (i) a Registrar has eliminated a shareholder from the register or has altered registration records; (ii) a Registrar has refused to re-register securities in the name of a particular purchaser and the purchaser or seller has alleged that the registrar’s refusal to so register was unlawful; (iii) a Registrar holds for its own account shares of an issuer for which it serves as registrar; (iv) if a Registrar Contract is in effect with a Registrar, the Registrar notifies the Subcustodian that it will no longer be able materially to comply with the terms of the Registrar Contract or the Subcustodian has actual knowledge that the Registrar has engaged in conduct that indicates it will not materially comply with the Registrar Contract; or (v) if a Registrar Contract is in effect with a Registrar, the Registrar has materially breached such Contract. The Custodian shall promptly inform the Board of Trustees of the Trust and the investment manager of the Fund of the occurrence of a Registrar Event.
     A Fund shall contact the Custodian prior to executing any transaction in a Russian Equity to determine whether a Registrar Contract exists in respect of such issuer. If the Fund is considering investing in a Russian Equity of an issuer as to which the Subcustodian does not have a Registrar Contract with the Russian Equity’s Registrar, the Fund may request that the Custodian ask that the Subcustodian consider whether it would be willing to attempt to enter into such a Registrar Contract and the Subcustodian shall advise the Fund of its willingness to do so. Where the Subcustodian has agreed to make such an attempt, or where the Fund is considering investing in a Russian Equity of an issuer with whose Registrar the Subcustodian does not have a Registrar Contract, the Custodian will advise the Fund of the occurrence of any one or more of the events described in clauses (i)-(v) of the immediately preceding paragraph with respect to such Registrar. The Subcustodian will only enter into a Registrar Contract with Registrars which the Subcustodian considers to be reputable and competent, as measured by the compliance of the relevant Registrar with the specific contractual provisions of the Registrar Contract.
     Subject to the cooperation of the Registrar for at least the first two (2) years following the Subcustodian’s initial use of a Registrar in connection with an investment by a Fund, the Custodian shall cause the Subcustodian to conduct share confirmations (as described in clause (i) above) with the Registrar on at least a quarterly basis, although thereafter confirmations may be conducted on a less frequent basis if the Fund or the Board of Trustees of the Trust, in consultation with the Subcustodian, determines it to be appropriate; but in no event shall such share confirmations be conducted less frequently than annually.”
4. Section 6. Administrative Duties of the Custodian is amended by the addition of the following at the end of said Section:
     “The Custodian shall cause the Subcustodian to prepare for distribution to the Board of Trustees of the Trust a quarterly report identifying: (i) any concerns it has regarding the Russian share registration system that should be brought to the attention of the Board of Trustees of the Trust and (ii) detailed information regarding the steps that the Subcustodian has taken during the reporting period to ensure that the Funds’ interests continue to be appropriately recorded. In addition, the Subcustodian will maintain a cumulative list of all Registrars that have been the subject of any of the events described in clauses (i)-(v) of the fifth paragraph of Section 5.4, and will include this list in each report.
     With respect to Russia, each Fund hereby expressly acknowledges the nominee concept of account ownership is not recognized in Russia. Although the account with the Subcustodian will be opened in the name of BBH&Co., in the name of a Fund and on such Fund’s behalf, as custodian, the Fund may not be considered the beneficial owner of the assets in that account under Russian law.
     Each Fund hereby expressly acknowledges that an unincorporated entity may not be recognized as a legal entity in Russia. In addition, only recognized legal entities may grant a power of attorney to a custodian in Russia. Accordingly, market participants (i.e. registrars) (i) may not recognize an unincorporated entity as a valid legal entity in Russia, (ii) may require documentation in support of legal status that does not exist based upon an unincorporated entity legal structure under applicable law, or (iii) may refuse to accept the supporting documentation that an unincorporated entity provides. In addition and based upon entity status and/or an inability to produce requested or adequate documentation in support of legal status, third parties in Russia (i) may refuse to accept a power of attorney given by us to Subcustodian for the purpose of exercising voting and other rights on our behalf in connection with Russian securities undergoing corporate actions, and (ii) may not pay or may delay receipt of entitlements to our account.”
     5. Section 6.1 Purchase of Investments, is amended by the addition of the following at the end of said Section:
     “Without limiting the generality of the foregoing, the following provisions shall apply with respect to settlement of purchases of securities in Russia. Unless otherwise instructed by Proper Instructions acceptable to the Custodian, the Custodian shall only authorize a Subcustodian to make payment for purchases of Russian Equities upon receipt of the relevant Share Extract reflecting the ownership of all the shares in respect of a Fund’s purchases. Delivery of Russian Equities will be accepted by the Custodian or the Subcustodian on behalf of the Fund, in accordance with the customary or established securities trading or securities processing practices and procedures in place in Russia.”
     6. Section 6.2 Sale of Investments is amended by the addition of the following at the end of said Section:
     “Without limiting the generality of the foregoing, the following provisions shall apply with respect to settlement of sales of securities in Russia. Unless otherwise expressly instructed by Proper Instructions acceptable to the Custodian, settlement of sales of securities shall be made in accordance with securities processing or settlement practices which the Custodian in its discretion determines to be a market practice in Russia. Each Fund hereby expressly acknowledges that such market practice might require delivery of securities prior to receipt of payment and that the Fund bears the risk of payment in instances where delivery of securities is made prior to receipt of payment therefor in accordance with Proper Instructions received by the Custodian or pursuant to the Custodian’s determination in its discretion that such delivery is in accordance with market practice in Russia. The Custodian shall not be responsible for any securities delivered from the premises of the Subcustodian after the time of delivery provided that the delivery of such securities has been made in accordance with Proper Instructions received by the Custodian.”

     7. Section 6.13 Taxes is amended by the insertion of the following at the end of said Section:
     “It is agreed that each Fund shall be responsible for preparation and filing of tax returns, reports and other documents on any activities it undertakes in Russia which are to be filed with any relevant governmental or other authority and for the payment of any taxes, levies, duties or similar liability the Fund incurs in respect of property held or sold in Russia or of payments or distributions received in respect thereof in Russia. Accordingly, each Fund hereby agrees to indemnify and hold harmless the Custodian from any loss, cost or expense resulting from the imposition or assessment of any such tax, duty, levy or liability or any expenses related thereto.”
     8. Section 8.3. Responsibility for Subcustodians is amended by the addition of the following phrase at the end of said Section:
     “Notwithstanding the foregoing, solely with respect to Russia, the Custodian shall be liable to a Fund under this Agreement to the extent that the Fund incurs a loss that results from the negligence or willful misconduct of the Subcustodian in Russia.”
     9. A new Section 15.4 Risk Acknowledgment is added after the end of the present Section 15.3:
     “The Fund hereby acknowledges and represents to the Custodian that it has undertaken its own review of the risks associated with investment in Russia and has concluded that such investment is appropriate for the Fund and in no way conflicts with the Fund’s constitutive documents, investment objective, duties to its shareholders or with any regulatory requirements applicable to the Fund.”
Miscellaneous
a)	Other than as amended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

b)	GMO Trust is a Massachusetts business trust and a copy of the Amended and Restated Agreement and Declaration of Trust, as amended from time to time, of GMO Trust is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given that this Amendment is executed on behalf of the Trust by the officers of the Trust acting in that capacity and not individually and that the obligations under the Amendment are not binding upon any of the trustees, officers, employees, agents or shareholders of the Trust individually, but are binding only upon the assets and property of the Fund to which such obligations relate.

c)	By signing below where indicated, each of the Custodian and the Trust hereby ratifies and affirms each of the respective representations and warranties set forth in the Agreement and confirms that each such respective representation and warranty remains true and correct as of the date hereof.

d)	Upon receipt by the Custodian of a fully executed copy of this Amendment, this Amendment shall be deemed to be executed as an instrument under seal and governed by such laws as provided in the Agreement. This Amendment may be executed in original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment. This Amendment together with the Agreement represents the entire agreement and understanding of the parties hereto.
IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.
The undersigned acknowledges that (I/we) have received a copy of this document

BROWN BROTHERS HARRIMAN & CO.		GMO TRUST

By: Name:	/s/ F. Meade Reynolds F. Meade Reynolds	By: Name:	/s/ Anne K. Trinque Anne K. Trinque
Title:	Managing Director	Title:	Vice President
Date:	7-1-09	Date:	7/13/09